Gary R. Henrie
Attorney at Law

486 W. 1360 N.                                                                                                                                                                                                                                                                                                                                                                                                                                  Telephone:  801-310-1419
American Fork, UT  84003                                                                                                                                                                                                                                                                                                                                                                                                         e-mail:  grhlaw@hotmail.com

January 20, 2016

Enviro-Serv, Inc.
4210 W. Gray St. Suite 1
Tampa, FL 33609

Re:     Enviro-Serv, Inc., Regulation A Offering Statement on Form 1-A

Ladies and Gentlemen:

I have acted as securities counsel for Enviro-Serv, Inc., a Delaware corporation (the "Company"), for the purpose of issuing this opinion letter in connection with the Regulation A Offering Statement on Form 1-A pursuant to its post-effective amendment filed with the Securities and Exchange Commission on January 19, 2016 (the "Offering Statement").  The Offering Statement relates to the offering of 2,434,929,600 shares of common stock (the “Shares”).

In rendering the opinion set forth below, I have reviewed: (a) the Offering Statement; (b) the Company's Certificate of Incorporation; (c) the Company's bylaws; and (d) such statutes, records and other documents as I have deemed relevant.  In my examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, and conformity with the originals of all documents submitted to me as copies thereof and the truthfulness of statements set forth in such documents.  In addition, I have made such other examinations of law and fact, as I have deemed relevant in order to form a basis for the opinions hereinafter expressed.

Based upon the foregoing, I am of the opinion that the Shares when sold will be duly authorized, validly issued, fully paid and non-assessable upon issuance.  This opinion is based on Delaware general corporate law, all applicable Delaware statutory provisions and reported judicial decisions interpreting these laws.

Very truly yours,

/s/ Gary R. Henrie
_______________________________________
Gary R. Henrie, Esq.